EXHIBIT 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Marketing & Investor Relations

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Repurchases $39.9 Million of Outstanding 2007 Convertible Debt

NEW HAVEN, Conn. – July 25, 2005 – CuraGen Corporation (NASDAQ: CRGN) announced today that in July 2005 it repurchased $25.9 million of face value of its 6% Convertible Subordinated Notes due February 2007. CuraGen also announced that in April and May 2005 the Company repurchased an additional $14.0 million of face value of the 2007 notes. The aggregate purchase price for the $39.9 million of face value of the 2007 notes was $37.7 million.

With the completion of these transactions, CuraGen has outstanding $90.1 million of 6% Convertible Subordinated Notes due February 2007 and $110 million of 4% Convertible Subordinated Notes due February 2011.

This announcement is neither an offer to buy nor a solicitation of an offer to buy any of these securities.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. The Company is located in New Haven and Branford, CT. For additional information please visit http://www.curagen.com.